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                                                                       Exhibit 2

                             NOTE PURCHASE AGREEMENT


         Note Purchase Agreement dated as of June 15, 1998 among Blue Chip Capital Fund II Limited Partnership ("Blue Chip"), Miami Valley Venture Fund L.P. ("Miami") and Waller-Sutton Media Partners, L.P. ("Purchaser"). The parties hereby agree as follows:

         1. Immediately prior to the consummation of the Transactions (as defined below), each of Blue Chip and Miami will sell to Purchaser and Purchaser will purchase from Blue Chip and Miami, the principal amounts of Class A Convertible Subordinated Promissory Notes ("Class A Notes") and Class B Convertible Subordinated Promissory Notes ("Class B Notes" and, together with the Class A Notes, the "Notes") of Faircom Inc., a Delaware corporation ("Faircom"), set forth on Exhibit 1 hereto for the prices set forth on such
Exhibit 1, and Purchaser will pay such purchase price to Blue Chip and Miami by wire transfer. At the closing of the transactions contemplated hereby (the "Closing"), Blue Chip and Miami will deliver to Purchaser the Notes duly endorsed for transfer to Purchaser and Purchaser will deliver the purchase price to each of them as provided above. As used herein, the term "Transactions" shall mean the Merger (as defined below), the closing of the sale of shares of Series F Convertible Preferred Stock of Regent Communications, Inc. ("Regent") pursuant to a Stock Purchase Agreement, dated as of June 15, 1998, among Regent, Purchaser and the other parties thereto (the "Series F Purchase Agreement"), and the other transactions referred to in the Series F Purchase Agreement and which are conditions to the obligations of the Purchaser thereunder.

         2. Each of Blue Chip and Miami, severally and not jointly, represents and warrants to Purchaser, as of the date hereof and as of the date of the Closing, as follows:

                  a. It is a limited partnership duly organized and validly existing under the laws of the State of Ohio with full partnership power to execute and deliver this Agreement and to perform its obligations hereunder. The execution, delivery and performance of this Agreement have been duly approved by all necessary partnership action on its behalf and will not conflict with or violate any provision of its Agreement of Limited Partnership, any law, rule or regulation binding on it, any order of any court or governmental instrumentality to which it is subject or any contract or agreement to which it is a party or to which its assets or properties are subject. This Agreement constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms. Blue Chip and Miami have obtained all consents or approvals, and made all filings and notifications, required in connection with the transactions contemplated hereunder (including the conversion of the Notes by the Purchaser to shares of Faircom common stock, as confirmed by Faircom in Section 6 hereof), except that the consent of AT&T Commercial Finance Corporation to the transfer of the Notes is required, as contemplated by Section 7 hereof.

                  b. The Notes to be sold by it pursuant to this Agreement are owned by it free and clear of any lien, charge or encumbrance, except as set forth in this agreement. Neither it nor, to the best of its knowledge, Faircom is in default in any respect with respect to, and no Event of Default (as defined in the Notes), or event or condition which upon notice or passage of time would become an Event of Default, exists with respect to, the Notes.

                  c. It is not in breach or default of and it has no knowledge of any event or condition which, with notice or lapse of time or both, would constitute a breach or default by any other party to (i) the Securities Purchase Agreement dated as of June 30, 1997 among Blue Chip, Miami, Faircom and Faircom's subsidiaries (the "Securities Purchase Agreement"), (ii) the Intercreditor and Subordination Agreement dated as of June 30, 1997 among Faircom and its
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subsidiaries, Blue Chip, Miami and AT&T Commercial Finance Corporation (the
"Senior Lender") or the Acknowledgment and Reaffirmation thereof dated as of January 22, 1998 (collectively, the "Subordination Agreement"), and (iii) the Agreement of Merger dated as of December 5, 1997 among Faircom, Regent Merger Corp., Regent, Blue Chip and Miami (as amended, the "Merger Agreement"), and there exists no breach by Blue Chip or Miami of any representation, warranty, covenant or agreement of such party thereunder. There is no material misstatement or omission of any material fact, with respect to either of Miami or Blue Chip contained in any information provided to the Purchaser by either of them or on their behalf or provided by either of them to Regent for inclusion in the Registration Statement on Form S-4 filed by Regent in respect of the securities of Regent being issued in connection with such merger (the "Form S-4").

                  d. The Notes are valid and enforceable obligations of Faircom, and are not subject to any claims, defenses or offsets whatsoever. The Class A Notes set forth on Exhibit 1 are freely convertible into shares of Faircom common stock at the rate of one share per $0.44474094 of principal amount of Class A Notes (for an aggregate of 1,653,309 shares of Faircom common stock), and the Class B Notes set forth on Exhibit 1 are freely convertible into shares of Faircom common stock at the rate of one share per $0.64354206 of principal amount of Class B Notes (for an aggregate of 1,188,277 shares of Faircom common stock).

         3. Purchaser represents and warrants to each of Blue Chip and Miami, as of the date hereof and as of the date of the Closing, as follows:

                  a. Purchaser has full power and authority under its organizational documents to execute and deliver this Agreement and to perform its obligations hereunder. The execution, delivery and performance of this Agreement by Purchaser have been duly approved on its behalf and will not conflict with any provision of its organizational documents or any other agreement to which it is a party. This Agreement constitutes Purchaser's legal, valid and binding obligation, enforceable against it in accordance with its terms.

                  b. Purchaser is acquiring the Notes, and will acquire any securities issued upon conversion thereof, for its own account for investment and without any intent to dispose of them in violation of applicable securities laws. Purchaser is a sophisticated investor and has had an opportunity to investigate the business and affairs of Faircom. Purchaser has reviewed the information with respect to Purchaser contained in the Form S-4 filed by Regent and there has been no material misstatement of fact as to the Purchaser provided by Purchaser to Regent for inclusion in the Form S-4. Neither Blue Chip nor Miami has made any representation or warranty as to the value or collectibility of the Notes. Purchaser is an "accredited investor" as defined under Rule 501(a)(8) under the Securities Act of 1933.

                  c. Purchaser has received and read the Securities Purchase Agreement and the Intercreditor and Subordination Agreement.

         4. The parties acknowledge that the Notes have been issued pursuant to the Securities Purchase Agreement and are entitled to the benefits and subject to the provisions thereof, however, each of Blue Chip and Miami represents that none of such provisions shall in any way affect or limit the conversion by Purchaser of the Notes to Faircom common stock or the issuance to Purchaser of Series C Preferred Stock of Regent upon or prior to the consummation of the merger contemplated pursuant to the Merger Agreement (the "Merger") in respect thereof.


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         5. The parties acknowledge that the rights of the Investors (as defined in the Securities Purchase Agreement) and the holders of the Notes are subject to the provisions of the Subordination Agreement.

         6. The parties acknowledge that, pursuant to the Merger Agreement, Blue Chip and Miami have agreed to convert all of the Notes into common stock of Faircom immediately prior to the consummation of the Merger. Purchaser will convert all of the Notes acquired by Purchaser hereunder into common stock of Faircom immediately prior to the consummation of the Merger pursuant to the Merger Agreement. Solely for purposes of effecting such conversion, Blue Chip and Miami hereby assign to Purchaser a pro-rata portion of their rights and obligations under the Merger Agreement and Purchaser agrees to be bound by the terms thereof. Each of Miami and Blue Chip severally represents to Purchaser, and, by its execution and delivery of this Agreement, Faircom hereby acknowledges and agrees that (i) the Notes to be purchased by the Purchaser pursuant to this Agreement are convertible without payment of any consideration to Faircom or any other party into the number of shares of common stock of Faircom set forth in Section 2(d) above; (ii) such conversion will be effected immediately prior to the consummation of the Merger without further notice or action by Purchaser. Faircom acknowledges receipt of the endorsement of the Notes and hereby represents that upon the effectiveness of the Merger, the shares of common stock of Faircom issued or issuable upon conversion of the Notes purchased hereunder shall be converted into the right to receive 400,640 shares of Series C Preferred Stock of Regent on the terms and subject to the conditions set forth in the Merger Agreement.

         7. The parties agree that the parties shall have no obligation to consummate the transactions contemplated by this Agreement unless and until such time as Blue Chip and Miami have obtained any and all consents needed by them to consummate the transactions contemplated hereby, including but not limited to those consents that may be needed from AT&T Commercial Finance Corporation in order to sell the Notes hereunder and permit their conversion by the Purchaser. Each of the parties shall use its best efforts to obtain such consents.

         8. Notices, consents and other communications under this Agreement shall be in writing and shall be deemed to have been duly given when (a) delivered by hand or (b) sent by telecopier (with receipt confirmed), provided that a copy is mailed by Federal Express or other express delivery service, in each case to the appropriate addresses and telecopier numbers set forth below (or to such other addresses, and telecopier numbers as a party may designate as to itself by notice to the other parties).

            a.       If to Blue Chip or Miami:

                     c/o Blue Chip Venture Company, Ltd.
                     2000 PNC Center
                     201 East Fifth Street
                     Cincinnati, Ohio 45202
                     Telecopier No.:  513-723-2306
                     Attention:  John H. Wyant

                     with a copy to:


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                     Taft, Stettinius & Hollister LLP
                     1800 Star Bank Center
                     425 Walnut Street
                     Cincinnati, Ohio 45202
                     Telecopier No.:  513-381-0205
                     Attention:  Gerald S. Greenberg, Esq.

            b.       If to Purchaser:

                     Waller-Sutton Media Partners, L.P.
                     c/o Waller-Sutton Management Group, Inc.
                     1 Rockefeller Plaza
                     Suite 3300
                     New York, New York  10020
                     Telecopier No.:  212-218-4355
                     Attention:  Cathy M. Brienza

                     with a copy to:

                     Rubin Baum Levin Constant & Friedman
                     30 Rockefeller Plaza
                     New York, New York  10112
                     Telecopier No.:  212-698-7825
                     Attention:  Ronald Greenberg, Esq.

         9. Miscellaneous.

            a. Expenses. Each party shall bear its own expenses incident to the preparation, negotiation, execution and delivery of this Agreement and the performance of its obligations hereunder.

            b. Payment. A wire transfer or check shall not discharge any obligation of payment under this Agreement and is accepted subject to collection.

            c. Captions. The captions in this Agreement are for convenience of reference only and shall not be given any effect in the interpretation of this agreement.

            d. No Waiver. The failure of a party to insist upon strict adherence to any obligation of this Agreement shall not be considered a waiver or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement. Any waiver must be in writing.

            e. Exclusive Agreement; Amendment. This Agreement supersedes all prior agreements among the parties with respect to its subject matter, is intended (together with the documents referred to herein) as a complete and exclusive statement of the terms of the agreement among the parties with respect thereto, and cannot be changed or terminated orally.


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                  f. Counterparts. This Agreement may be executed in two (2) or more counterparts each of which shall be considered an original.

                  g. Governing Law. This Agreement shall be governed by the internal law of the State of New York, without regard to the conflicts of law principles thereof.

                  h. Attorney's Fees. In any action or proceeding brought by a party to enforce any provision of this Agreement, the prevailing party shall be entitled to recover the reasonable costs and expenses incurred by it in connection with that action or proceeding (including, but not limited to, attorney's fees).

                  i. Designation of Forum and Consent to Jurisdiction. The parties hereto (a) designate the United States District Court for the Southern District of New York, or the Supreme Court of the State of New York, New York County, as the forum where all matters pertaining to this Agreement may be adjudicated, and (b) by the foregoing designation, consent to the exclusive jurisdiction and venue of such court for the purpose of adjudicating all matters pertaining to this Agreement.

                  j. Waiver of Jury Trial. As a specifically bargained inducement for each other party to enter into this Agreement, each of the parties hereto waives any right it may have to have a jury participate in resolving any dispute arising our of or related to this Agreement. Instead, any such disputes resolved in court shall be resolved in a bench trial without a jury.

                  k. Binding Agreement. This Agreement shall be binding upon all parties hereto, their successors and assigns, and shall inure to the benefit of the parties hereto, their successors and assigns.

                                 BLUE CHIP CAPITAL FUND II LIMITED
                                 PARTNERSHIP

                                 By:  BLUE CHIP VENTURE COMPANY, LTD.,
                                          its General Partner


                                          By: /s/ John H. Wyant
                                              -----------------

                                 MIAMI VALLEY VENTURE FUND, L.P.

                                 By:  BLUE CHIP VENTURE COMPANY OF
                                      DAYTON, LTD., its Special Limited Partner


                                          By: /s/ John H. Wyant
                                              -----------------
                                                  John H. Wyant
                                                  Manager

                                 WALLER-SUTTON MEDIA PARTNERS, L.P.


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                                 By:  WALLER-SUTTON MEDIA, L.L.C.,
                                        its General Partner


                                        By: /s/ Cathy M. Brienza
                                            --------------------
                                                Member

BY ITS SIGNATURE BELOW,
FAIRCOM INC. AGREES TO
BE BOUND BY THE PROVISIONS
OF THE LAST SENTENCE OF SECTION 6
AND THE PROVISIONS OF SECTION 9:

FAIRCOM INC.

By: /s/ Joel M. Fairman
    -------------------


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                                    Exhibit 1


                                                       Class A Notes               Class B Notes             Price (1)
                                                       -------------               -------------             ---------
                                                      Conversion Rate             Conversion Rate
                                                       = $0.44474094               = $0.64354206
Blue Chip Capital Fund II                                 $625,000                    $650,000               $1,275,000

Miami Valley Venture                                       110,294                     114,706                  225,000
  Fund L.P.                                               --------                    --------               ----------

                Total                                     $735,294                    $764,706               $1,500,000


(1) Excludes accrued interest at 7% per annum from June 30, 1997 to the Closing, which will be paid by Faircom to Blue Chip and Miami on the date of the Closing.


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